Acting with Respect, Trust and Integrity The Endo Way Our Code of Conduct

A Message from Our Chief Executive Officer Dear Colleagues, At Endo International plc and its subsidiaries (“Endo”), we are driven by our shared vision of being a highly focused generics and specialty branded pharmaceutical company, delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. In order to achieve our aspiration, we must maintain a competitive advantage in today’s marketplace by living our Core Values in a manner that reflects our guiding principles of respect, trust and integrity—this is The Endo Way. Our reputation—as a company, as leaders and as individuals—depends on our approach to ethics. Today’s compliance environment is highly dynamic and our approach to ethics and compliance must be unwavering, proactive and strategic as regulatory and public expectations continue to evolve. Endo’s Code of Conduct (“our Code”) is designed to help you make the right decisions. Sound, ethical decision-making is the foundation for how we do business. Acting with respect, trust and integrity is critical to our strategy and is essential to the achievement of our vision. The Endo Way enables us to earn and keep the trust and confidence of our healthcare customers, patients, regulators and shareholders. As an Endo employee, you are required to review our Code and adhere to all aspects of it in order to ensure that we uphold our ethical responsibilities to our customers, the healthcare community, patients, regulators, shareholders and the communities where we work and live. Our Code reflects not only our guiding principles but also your personal accountability to sustain our reputation for ethical behavior. Sincerely, Paul Campanelli President and Chief Executive Officer Endo International plc 2 Our Code of Conduct

A Message from Endo’s Chief Compliance Officer Dear Colleagues, Today’s compliance environment is highly dynamic and our approach to ethics and compliance must be unwavering, proactive and strategic as regulatory and public expectations continue to evolve. Our reputation—as a company, as leaders and as individuals—depends on our approach to ethics. Endo’s Code of Conduct is designed to enable us to apply our guiding principles of respect, trust and integrity to our day-to-day activities. Ethical decision-making based on our Code of Conduct is the foundation of our success and results in a consistent approach to compliance across our company. What does this mean for you as an Endo employee, officer, director or agent? First, take personal responsibility so that your actions and decisions are consistent with our Code of Conduct and the Company policies applicable to your role. Second, foster and promote a culture of ethical behavior in every aspect of your job—particularly when leading or working in teams and collaborative settings. Third, know the rules and seek guidance if you have questions about the right thing to do. Finally, speak up—respectfully and appropriately—if you are aware of potential behavior that is inconsistent with our Code of Conduct, values or Company policies. Our Department’s mission is to maintain an effective corporate-wide compliance program that enables us to achieve our strategic vision and business goals in an ethical, compliant and sustainable manner. Our compliance program is founded on clear rules of business conduct along with ongoing training, education and communication, and monitoring of our program to assess and enhance its effectiveness. Endo is also committed to a culture of openness with clear channels to report potential concerns in a confidential and anonymous manner without fear of retaliation. Our Code of Conduct is not intended to provide an exhaustive list of every policy you need to know; rather it is an ethical compass to guide your daily activities. Beyond the Code, there are numerous resources along with instructive Q&A’s to help you. Our Department strives to provide leadership, resources and a solutions orientation based on trusted partnerships and mutual respect. No written code or policy can guarantee compliance with law or ethical decision-making. Each of us has a personal responsibility to act with respect, trust and integrity: it is everyone’s business and the Endo Way. Sincerely, Susan Williamson Senior Vice President and Chief Compliance Officer Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 3

Table of Contents Understanding Our Code Our Customers, Suppliers and Government 6 What is Expected of Everyone Officials 7 What is Expected of Our Leaders 22 Competition and Antitrust 23 Anti-Corruption and Anti-Bribery Using Your Ethical Compass and Seeking Guidance 24 Pricing and Billing Information 9 Resources for Seeking Guidance 24 Competitive Intelligence 25 Political Activities and Political Donations Reporting Concerns 26 Trade Restrictions 11 How to Raise a Concern 11 Anonymity and Confidentiality Our Workplace and Our Communities 12 Investigations of Possible Misconduct 29 Our Work Environment 12 Non-Retaliation Policy 30 Protecting Employee Safety and the Environment 12 Disciplinary Actions 31 Supporting the Community 12 Ethics Hotline Our Company and Our Shareholders Endo and the Healthcare Community 34 Conflicts of Interest 15 Good Operating Practices 35 Insider Trading 16 Monitoring the Safety, Performance and Quality 36 Intellectual Property and Confidential Information of Our Products 37 Privacy 17 Promoting Our Products 38 Financial Integrity 18 Interacting with Healthcare Professionals and 38 Use of Company Systems and Resources Healthcare Providers 39 Company Records and Information Management 19 Government Inspections and Requests 40 Corporate Affairs and Investor and Media Relations Compliance at Endo 42 Our Compliance Program The Endo Code of Conduct is not a contract of employment. Endo reserves the right to modify any aspect of its compliance program, including this Code of Conduct, without prior notice. If there is a conflict between this Code and a Company policy, the policy currently in effect shall govern. 4 Our Code of Conduct

Understanding Our Code Each of us influences our company’s reputation. Our Code helps us maintain and strengthen our reputation for integrity.

Understanding Our Code To help us act with respect, trust and integrity, Endo’s Code of Conduct defines ü The Endo Way how we interact with patients, healthcare • Act with honesty, fairness, integrity and providers, payors, suppliers, government personal accountability to protect our officials, the healthcare community, reputation shareholders and each other. This Code applies to every person conducting • Never compromise your integrity for the business for Endo and to all Endo locations, sake of “making the numbers” or due to affiliates and subsidiaries. Due to local law pressure from a supervisor in some countries, some provisions may • Respect fellow staff, government be supplemented by policies or standards officials, business partners, competitors, to address local requirements. When Endo customers and patients standards differ from local requirements, • Know and follow the rules and seek always follow the higher standard. guidance • Sustain a culture where ethical conduct What is Expected of Everyone is expected, recognized and valued Each of us is individually accountable for • Report known or suspected violations of acting in accordance with this Code. All this Code officers and employees must certify, in writing or electronically, that they have • Cooperate with investigations—always be reviewed, read, understand, and shall forthcoming and tell the truth abide by this Code. Any waiver for a person • No form of retaliation or intimidation covered by the Code must be submitted against an employee who makes a good- to and approved by the Chief Compliance faith report of a suspected violation Officer. or participates in good faith in any investigation of a suspected violation will be tolerated 6 Our Code of Conduct

What is Expected of Our Leaders ü The Endo Way As a leader, you serve as an ethical role model and are held to a higher standard. • Foster a culture that focuses on integrity, This means proactively identifying ethics and compliance, collaboration, questionable conduct, preventing problems quality and patient safety as expected before they occur and setting the right behaviors tone with your reports and across the • Guide your teams and reinforce the Company. You are also accountable for importance of our Code, our Vision, undertaking reasonable efforts to ensure Core Values and Company policies along that contractors or agents working under with timely completion of ethics and your management control adhere to the compliance training Code. • Partner with compliance leaders • Take reasonable steps to make sure that vendors and consultants act in a manner consistent with this Code • Proactively prevent and respond to ethics and compliance issues in a way that always reinforces the appropriateness of raising issues • Take appropriate disciplinary actions in consultation with human resources, compliance leaders and legal contacts Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 7

Using Your Ethical Compass and Seeking Guidance The right course of action is not always obvious. Reputations are maintained and built by everyday decisions.

Using Your Ethical Compass and Seeking Guidance Our Code of Conduct is not a substitute for If you still have questions, always seek understanding and following the policies additional guidance. You are not alone when applicable to your role. Although the Code faced with a tough ethical decision. If the cannot anticipate every situation, it can and answer to any of these questions is “no,” do should serve as an ethical compass. If you not do it. It is never permissible to ignore have any doubts about a potential course of our Code of Conduct to achieve a business action, ask yourself the following questions: objective. • Is it legal? Resources for Seeking Guidance • Is it ethical and consistent with our Core Values? • Your Manager • Is it consistent with our Code of • Business Unit Compliance Leader Conduct? • Corporate Compliance and Business • Am I being truthful and honest? Practices Department • Will it reflect positively on our reputation • Human Resources for integrity? • Legal Department • Would I feel comfortable if it was • Ethics Hotline reported in the news or to someone I respect? I have questions about whether a proposed business plan complies with Company policy but worry that my manager will assume I do not know how to perform my job. What should I do? Endo encourages and expects employees to raise questions. Managers are expected to foster an environment where everyone feels comfortable doing so and are likely the best people to speak with first. Your business compliance leader, human resource or legal contact will also be in a position to provide guidance. You may also raise the issue through Endo’s Ethics Hotline. If you have a question, it’s your responsibility and Endo’s expectation that you’ll ask. Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 9

Reporting Concerns Raising an integrity concern protects our company and our reputation.

Reporting Concerns You play an important role in helping us Endo also has in place an Ethics Hotline meet the standards reflected in our Code where reports can be made at any time of Conduct. When you raise an issue, we by phone or online. All reports, whether can look into the matter, take timely and submitted by phone or online, will be appropriate action and make corrections, issued a reference number. You may use if necessary. If you observe or have that reference number to provide further knowledge of potentially inappropriate information or check the status of an conduct, you have an obligation to report investigation by phone or online at your concerns. Endo has established www.endo.ethicspoint.com, regardless of procedures for handling reported concerns. how you originally used the hotline. You should note that investigations take time The Endo Way and our ability to share information may be ü limited. • Promptly raise concerns about a potential violation of law, Company Anonymity and Confidentiality policies or our Code of Conduct Where permitted by local laws, you may • Foster an “open door” policy and use the Ethics Hotline to anonymously maintain awareness of the variety of report known or suspected issues or ask channels to raise and report concerns a question. Some countries prohibit or • If a concern you raise is not resolved, discourage anonymous reporting or restrict raise it through another channel the types of information that may be reported. If you use the Ethics Hotline from • Fully cooperate with Endo investigations one of those countries, you will be advised and always be forthright and honest of any specific reporting restrictions. Toll- free international numbers are available How to Raise a Concern at www.endo.ethicspoint.com for every Endo offers several channels to raise country in which Endo has employees. concerns. You should use the channel that The information you report will be treated is most comfortable to you. As a general as confidentially as possible. Your report matter, your supervisor or manager may will be shared only with those who need be in the best position to address an issue. to know about it to answer your question However, that is not your only option. or to investigate the matter. Should you Potential channels to report a concern are: choose to identify yourself, Endo will • Direct Management or Senior make every reasonable effort to keep your Management identity confidential, while at the same time meeting its obligation to fairly investigate • Business Compliance Leaders the matter. In some instances, Endo may be • Corporate Compliance and Business required to reveal your identity, if known. Practices Department • Business Legal Contacts • Business Human Resource Leaders Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 11

Investigations of Possible Disciplinary Actions Misconduct Any employee who violates this Code, Endo takes reports of alleged misconduct Company policy or applicable laws Ethics Hotline very seriously and will investigate them to may be subject to disciplinary action, 800-305-1563 up to and including termination. determine if any law, Company policy or Visit aspect of our Code of Conduct may have Misconduct may include violations www.endo.ethicspoint.com been violated. of this Code and Company policies, to report a concern failure to raise a known or potential or access toll-free international numbers Non-Retaliation Policy issue, not cooperating with an investigation or intimidating or engaging No form of retaliation or intimidation in retaliation against an employee who against an employee who makes a good- raises a potential issue or provides faith report of a suspected violation information during an investigation. or participates in good faith in any investigation of a suspected violation will be tolerated. Employees who engage in retaliation or intimidation will be subject to disciplinary action, up to and including termination. Endo reserves the right to discipline anyone who knowingly makes a false accusation, provides false information about the Company or has acted improperly. One of my reports asked me to discuss a potential issue. How should I approach him? Your reaction is extremely important. Allow adequate time to discuss the potential concern in an appropriate location. Listen as much as possible and do not be defensive. You should not feel required to give an immediate answer. Reassure him that the Company takes reports of misconduct very seriously. Depending on the potential concern, you may need to involve HR, your management, business compliance leader or legal contact. Treat an employee who raises an issue with respect and do not retaliate against or intimidate the employee in any manner. 12 Our Code of Conduct

Endo and the Healthcare Community Patients, healthcare providers and healthcare regulators expect safe, effective and high quality products from trusted partners who act with integrity.

Endo and the Healthcare Community We act responsibly, lawfully and with integrity in our relationships with members ü The Endo Way of the healthcare community—patients, • Adopt good operating and quality patient groups, healthcare providers and principles throughout our research, healthcare regulators. Maintaining these development, manufacturing and principles in our daily activities is critical distribution activities, always focusing on to sustaining trust in our products and patients fulfilling our vision and mission. • Communicate with healthcare providers, patients and the public in a fair and balanced manner • Interact with healthcare providers ethically and in accordance with applicable laws and regulations when promoting or providing information about our products • Continuously monitor the safety, performance and quality of our products • Promote transparency and cooperate with healthcare regulators by always providing truthful and complete information in a manner that facilitates trust and partnership 14 Our Code of Conduct

Good Operating Practices ü The Endo Way Maintaining the quality of our products is critical to patient safety and to our success. • Maintain in each business unit written Quality is what patients and the healthcare policies and procedures that define our community expect of us. We meet these standards for delivering high-quality expectations by embedding quality products principles into our operational activities • Complete training in a timely manner and by adhering to applicable laws and • Maintain accurate and complete records practices. Endo is committed to continuous and conduct routine audits quality and process improvement across our business segments. • Be diligent in identifying and preventing practices that could impact the quality of Special rules and regulations apply to our products the handling, storage and transfer of controlled substances. We must strictly • Report potential instances of comply with these requirements and non-compliance our policies and procedures related to • Promote continuous process controlled substances. If you have any improvement knowledge or suspicion about the improper handling, transfer, loss or diversion of a controlled substance, you are required to immediately report it to your manager or the Ethics Hotline. Failure to report suspected diversion or a theft of our products is a violation of this Code and may subject an employee to disciplinary action, up to and including termination. We are behind schedule and under pressure to increase production. May we slightly modify a few manufacturing steps to speed things up? Although we strive to continuously make our manufacturing processes more efficient, our commitment to quality is foremost. Always follow our quality standards and approval processes when considering a modification to a manufacturing process. Discuss your potential process improvement with your management and site quality leader to assess if it is feasible and consistent with our quality standards. Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 15

Monitoring the Safety, The Endo Way Performance and Quality of ü Our Products • Report all adverse events and complaints that you become aware of for any Endo Patient health and safety are top product priorities. Maintaining the quality of our products and the continued monitoring • Follow the instructions that are provided of their performance is paramount to to you and are standard in your business protecting the safety of patients. We unit for reporting safety information have a responsibility to detect and report • Provide prompt notification, in adverse events and quality complaints accordance with the requirements of associated with our products, including Company policy, to your business unit of unfavorable side effects, dosing errors, any potential safety issue or incident misuse, malfunctions and concerns about performance or efficacy of a product. • If you are unsure whether an adverse event has occurred or whether an Endo operates across multiple industries incident is reportable, report it through with timing and reporting procedures that the designated channels and allow our vary. We conduct periodic reviews and experts to make that determination analyses of safety information and always take responsible and appropriate actions to improve the safety profile of our products. While on vacation, a fellow traveler mentioned that he felt nauseous after taking one of our products. Do I have to report this conversation? Yes. Although our product may not have caused an adverse event, those qualified and responsible for such determinations should be notified and make the decision. Report the conversation for appropriate review and analysis so that any potential reporting requirements are met and we fulfill our commitment to patient health and safety. 16 Our Code of Conduct

Promoting Our Products ü The Endo Way Endo is committed to promoting its products based on patient needs and the • Only use promotional materials and merits of each product in a transparent, communications that have been legal and accurate manner. approved by appropriate disciplines, are on label, accurate, not misleading and Our interactions with healthcare comply with applicable legal, regulatory professionals should be focused on and local standards educating them about our products, and supporting their medical education • Do not promote the use of any product and training needs to lead to improved beyond its approved labeling and patient care. We encourage truthful and authorization ethical communications that will help • Promotional materials must be healthcare professionals make informed previously approved, consistent with and independent decisions about how they approved labeling information and be can best use our products on label for their supported, as appropriate, by scientific patients. evidence The ideal location for providing educational • Provide fair balance by presenting the information about Endo products is in a full picture of our products, including a physician or healthcare provider’s office, summary of all safety information a hospital or other clinical setting. Local • Do not mischaracterize or make unfair law or industry codes may allow for certain comments about competitors’ products discussions outside of those settings in specific circumstances. Always follow the Company policy applicable to your business unit. If you have any questions, contact your business unit compliance leader or the Corporate Compliance and Business Practices Department. A doctor on my call plan mentioned that her colleague used one of our products with good results for patients not suffering from the conditions indicated in our label. She asked for information from scientific literature about off-label uses. I am aware of recent studies from an industry conference I attended. Can I share that information? No. Your obligation is to refer her to our medical information contacts who are able to provide complete and accurate scientific information in a manner that is consistent with Company policy. In accordance with Company policy, provide her with the necessary information to complete documentation for an unsolicited request for information or provide the number to directly call our medical information staff. When promoting a product, only discuss on-label information. Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 17

Interacting with Healthcare The Endo Way Professionals and Healthcare ü Providers • Engage healthcare professionals only when there is a bona fide need and Endo educates healthcare professionals always pay a fair fee consistent with our and healthcare providers about our Fair Market Value policies and applicable products, collaborates on research, local law whenever a fee is to be paid relies on their expertise as advisers and trains them on the use of our products. • Never attempt to buy business or Our interactions must always reflect our provide anything of value to influence commitment to integrity, compliance, any healthcare provider’s judgment to accuracy and transparency, including choose an Endo product nor create any adherence to our standards on prohibiting misperception that Endo is doing so bribery and corruption. • Provide appropriate instruction, Endo also promotes scientific integrity education and training on the safe and and does not allow business pressures effective use of our products to influence in any way this valuable • Maintain transparency regarding all collaboration that advances scientific your interactions with healthcare and medical understanding, including professionals and providers, institutions the appropriate use of our products, the and others in the healthcare community management of diseases and patient care. • Do not accept, pay for, or otherwise promote or encourage patient referrals in exchange, or as an improper inducement for the purchase, lease, recommendation or use of any Endo product An approved physician speaker is presenting at an Endo sponsored educational program for patients who may benefit from using one of our products. Can the physician customize the handouts and revise our approved slides? No. Our educational and promotional materials are developed through a rigorous review process. It is never permissible to use unapproved materials or modify approved materials or visual aids. We are having a hard time introducing local physicians to one of our recently approved products. One recommendation is to conduct a study and enroll local physicians as investigators. This will allow them to get acquainted with our product and enhance our efforts to introduce it. Is this ok? No. Studies must have scientific merit, may only be conducted to serve a scientific purpose and never should be intended to “seed” the market or promote a product. 18 Our Code of Conduct

Government Inspections and The Endo Way Requests ü We operate in a complex and dynamic • Cooperate with and be courteous to regulatory environment. Our facilities government inspectors and coordinate and activities are routinely inspected by with our quality, safety and regulatory healthcare and other regulators around experts in response to regulatory the world. At all times, Endo cooperates inspections and requests with regulatory authorities. Effective • Always provide regulators with honest, engagement with regulators is critical to accurate, responsive and timely our reputation and our ability to deliver information safe, effective and high quality products. • Be familiar with your site’s procedures In the event of a non-routine request for for complying with a request to access information or a facility visit, the Legal the premises Department must be notified immediately. The Legal Department represents • Contact the Legal Department the Company on all legal matters and immediately in the event of a non-routine determines the appropriate information or legal inquiry, such as a subpoena to be provided and will facilitate our cooperation with investigative authorities. How should I respond to an inspector’s question about a process with which I am not familiar? Be truthful and upfront. It is okay to state, “I don’t have an answer” and tell the inspector that you will get the answer as soon as possible. Never guess, provide incomplete information or answer questions that you do not fully understand. Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 19

Our Customers, Suppliers and Government Officials We act with integrity in our dealings with customers, suppliers and government officials.

Our Customers, Suppliers and Government Officials Endo interacts with many types of individuals and entities including ü The Endo Way healthcare professionals, hospitals, • Adhere to competition and antitrust laws governments, regulatory authorities, in the countries where we operate business partners, customers, suppliers and vendors. These interactions may • Comply with anti-bribery laws and do arise in our sales and marketing, research not offer or make illegal payments to and development, and manufacturing government officials or business partners operations, as well as our import/export either directly or indirectly through activities. In all business dealings, Endo intermediaries will be fair and honest and will comply with • Provide transparent and accurate pricing applicable law and Company policies. information to governments, private payors and healthcare providers • Gather competitive intelligence in an ethical and lawful manner • Conduct political activity responsibly and in compliance with applicable law • Follow global trade laws Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 21

Competition and Antitrust ü The Endo Way Many countries have fair competition laws. These laws generally prohibit anti- • Do not discuss, exchange information or competitive practices, such as price-fixing, enter into agreements with competitors boycotting suppliers or customers and the about prices, strategic plans, terms exchange of information that may harm or conditions of sale, production or competition. distribution, allocation of products, territories, markets or customers, and do Mergers, acquisitions and other types of not use third parties as conduits for any transactions may require prior review or such discussions, information exchanges even clearance. These laws are complex or agreements and vary by country, so it is critical that you consult with the Legal Department. • Do not discuss or plan joint behavior (such as boycotts) towards customers, suppliers or competitors • Do not make false or disparaging comments about competitors or their products or steal or misuse competitor trade secrets • Do not manipulate a competitive bidding process I am attending a local industry association meeting and several competitors are discussing their marketing and pricing strategies. What should I do? Although industry meetings have legitimate purposes, they create risks for anti-competitive discussions. A group of competitors discussing issues of mutual concern could cross a line into an anti- competitive topic. If you find yourself in a situation where a topic seems inappropriate, leave the discussion immediately and make it clear to those present that you are leaving due to the nature of the conversation. You should also report the issue to your legal contact as soon as possible. 22 Our Code of Conduct

Anti-Corruption and Anti-Bribery ü The Endo Way As regulators, payors or purchasers of our products, government officials are • Do not make, offer or promise anything integral to our business. Healthcare of value, including cash, services, professionals who are public employees gifts, entertainment or other business may be considered government officials in courtesies, in an attempt to influence many countries. Through our research and a person’s actions, obtain a regulatory development, regulatory, manufacturing advantage, influence formulary status or and import/export activities, we may enhance Endo’s commercial interests interact with government officials or • Business courtesies and gifts offered entities that are state owned. Most or received must be of modest value by countries forbid making, offering or local standards and may only be offered promising anything of value either directly or received under circumstances that or indirectly to a government official when comply with Company policies and local the exchange is intended to influence an law and industry codes official act or a decision to obtain or retain • Be aware that in countries with an unfair business advantage. The U.S. nationalized or public healthcare Foreign Corrupt Practices Act (“FCPA”) and systems, healthcare professionals may similar laws in other countries govern our be considered government officials interactions with government officials. • Adhere to Company policies when Many countries also have laws aimed at interacting with government officials prohibiting commercial bribery. The U.S. and be conscious of whether you are Federal Anti-Kickback statute prohibits interacting directly or indirectly (such as inducing someone to recommend or through a distributor or other third party) purchase a healthcare product or service with government officials covered by the U.S. federal healthcare program. The intent of this law is to prohibit • Maintain your knowledge and complete the impermissible influence of money or training on Company policies and global things of value in the selection of products and local anti-bribery laws or services that are reimbursed by the U.S. federal healthcare program. Payments, gifts or services should not In my country, it is customary to provide a healthcare provider be given to government employees or who uses one of our new products with a scientific incentive healthcare providers that are intended to or payment. Are such payments permissible under our Code of appear to influence their actions. In short, Conduct? Endo does not permit bribery of any kind. No. Any form of payment used to exert improper influence over healthcare professionals is prohibited, regardless of the customary practices in the country. In many countries, healthcare professionals are considered government officials and the payment could violate the FCPA or similar laws. Remember, when Endo’s standards differ from local requirements always follow the higher standards. Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 23

Pricing and Billing Information Competitive Intelligence The procedures for obtaining payments Endo employees are encouraged to and reimbursements from government and appropriately collect, share and use private insurers are complex. information about our competitors We have a legal and ethical responsibility (“competitive intelligence”). However, to provide transparent pricing information just as we value our own non-public to governments, private payors and information, we respect the non-public healthcare providers. The submission nature of certain information about our of inaccurate pricing information or competitors. We use only ethical and legal fraudulent claims to a government could means to gather competitive intelligence. subject our Company to substantial fines It is always acceptable to gather and penalties. competitive intelligence through publicly available information. Publicly available The Endo Way filings, presentations, news, journal articles ü and publications are legitimate sources • Always provide accurate and complete of competitive intelligence. You may also information to government and private ask third parties about competitors or payors accept competitive intelligence offered by third parties as long as there is no • Adhere to Company policies on reason to believe the third party is under obtaining approval for, documenting and a contractual or legal obligation to not communicating lawful discounts, rebates disclose the information or has gathered or administrative fees the information illegally or unethically. • Utilize accurate and complete information about billing, coverage, reimbursement and coding that adheres ü The Endo Way to local law and industry codes • Never attempt to or ask a third party to acquire information through unethical or unlawful means, such as misrepresentation, deception, theft, I am hiring a researcher from spying, bribery or by breaching a a competitor. What questions nondisclosure agreement may I ask about his or her prior • If there is any indication that information employer? you obtained was not lawfully or ethically Never ask a former employee of a received or gathered, refuse to accept it competitor about any information that the person is under a legal • If you receive competitive intelligence obligation not to reveal. This anonymously or information that is would include trade secrets and marked confidential, do not review other confidential information. it and contact the Legal Department Consult with the Legal Department immediately about necessary precautions to avoid improperly soliciting such information. 24 Our Code of Conduct

Political Activities and Political The Endo Way Donations ü Endo educates policymakers through well- • No corporate contributions for a informed policy positions on issues that candidate for any office should be made impact our business. Our participation in by or on behalf of Endo outside of the the political process is appropriate, ethical Government Affairs Department and adheres to applicable laws. • Consult with Government Affairs prior to Endo recognizes and encourages the right contacting public officials about U.S. and of our employees to participate in the international restrictions on corporate political process as individuals. However, political activities you may only participate on your own time • Do not use Endo funds or other assets, and at your own expense. Company funds, such as telephones, email accounts, facilities or assets may not be used for conference rooms or stationary to assist personal political activities. a candidate, public official or political Many countries regulate the political committee activities of corporations. You should • In personal civic affairs, clearly indicate consult with Government Affairs regarding that your views and actions are your own, potential political activities. In the U.S., gifts not Endo’s of any value including meals or products should not be provided to Members of the U.S. Congress, their staffs or state and A friend is running for local office other government officials. Only certain and I would like to help him with individuals in Government Affairs may his campaign. Is this allowed? engage in lobbying activities on behalf of Yes. Your personal political activities the Company. are your own—not Endo’s. Just make Although prohibited under U.S. law from sure not to use Company resources making payments to political parties, including Company time, email or candidates or organizations, Endo is the Company’s name to advance permitted to and has established a Political the campaign. Action Committee (“Endo PAC”) in the U.S. Contributions to the Endo PAC are entirely voluntary. No employee will be favored or disfavored based on his or her contributions. Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 25

Trade Restrictions ü The Endo Way Most countries regulate the flow of materials, information, services and funds • Maintain and complete accurate import into and out of their territories. We must declarations and review the export comply with licensing requirements, classification of materials prior to export boycotts, embargoes and other trade to determine if a special authorization is restrictions that have been approved by required recognized national and international • Know your customer and supplier and authorities. Such requirements may screen your transactions against all relate to, among other items, chemicals, applicable rules that prohibit improperly biological materials, equipment, finished dealing with sanctioned countries, products and data/technology. persons or entities Endo will not engage in business with • Do not cooperate with illegal restrictive countries or parties subject to such trade trade practice or boycotts sanctions unless lawful and properly • If your responsibilities involve authorized. We also comply with export international dealings, maintain your licensing, clearance requirements and knowledge of and compliance with customs laws for the countries in which we current import/export controls, licensing do business. Endo will provide accurate and requirements and trade restrictions truthful information about our products which change frequently due to political and other items (such as pharmaceutical and security threats ingredients) to customs and other relevant authorities. Endo will not cooperate with any requests to participate in international boycotts as prohibited by law. I am trying to clear a product through customs. The local customs agent is asking for an additional signature to satisfy local requirements. I know it is customary to offer something to “speed things up.” Time is of the essence. If local customs is not cleared quickly, patients may be adversely impacted by a supply shortage. What should I do? First, understand the current import/export requirements for the country involved. Determine if further authorizations are in fact required by local law. Never provide gratuities to any officials to facilitate preferential treatment, regardless of the unwritten law of the land. Seek the advice of your manager or the Legal Department to identify legally acceptable ways to secure a timely release of our product. 26 Our Code of Conduct

Our Workplace and Our Communities Our workplace environment and commitment to our communities reflects our values. Through our giving, we also strive to improve treatment outcomes.

Our Workplace and Our Communities Endo seeks to create a productive work environment that reflects our values and ü The Endo Way attracts diverse and talented employees. • Maintain fair employment practices that This involves striving to maintain a safe comply with applicable law and foster a workplace and to preserve our environment culture of respect, trust and integrity that and always adhering to environmental facilitates productivity, collaboration and and safety laws. As a Company, we strive values diversity to improve treatment outcomes and are committed to appropriate partnerships • Protect the health and safety of our with third parties that further these goals. employees in accordance with Company We also support the global and local policy and law communities where we work and live. • Strive to act in an environmentally responsible way and comply with environmental laws • Positively impact our communities through active engagement and support 28 Our Code of Conduct

Our Work Environment ü The Endo Way Each of us is responsible for maintaining a work environment that is free from • Discourage and report comments or unlawful harassment in any form and physical acts that are inappropriate, recognizes and values a diverse workforce. offensive or derogatory to others Our employees should exhibit the highest • Jokes, slurs and other remarks about standards of professionalism and integrity. characteristics that are protected by law, Any behavior that constitutes unlawful or that are of a sexual nature, are not harassment or discrimination will not be appropriate permitted. Endo recruits, hires, trains and • Remarks or physical conduct that promotes our employees without regard interfere with another person’s work to their race, color, religion, gender, age, or creates an intimidating, hostile or national origin, citizenship, marital status, offensive work environment are not sexual orientation, gender identity, genetic tolerated information, disability, veteran status or other protected characteristic. • Follow Company policies and applicable laws prohibiting unlawful discrimination One of my colleagues makes seemingly innocent and complimentary comments about the appearance of a peer. Is it appropriate? Frequent comments may rise to the level of creating a hostile work environment. An occasional general comment such as “I like your new haircut” is generally acceptable. Much depends on the specific nature of the comments, their frequency and the overall environment. If in doubt about the appropriateness of a comment, do not make it. Intimidating, hostile or offensive comments should be reported to your manager, Human Resources, Legal or the Ethics Hotline. Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 29

Protecting Employee Safety and The Endo Way the Environment ü Endo employees are one of our most • Participate in safety training and adhere valuable assets. We have a responsibility to Company safety and security policies to each other to maintain the safety • Promptly report safety concerns or and security of our work areas. Endo threatening or violent behavior is committed to maintaining a work • Never use alcohol, illegal drugs, environment free from the influence of any controlled substances or medication substance that could impair our ability to in a way that might harm your ability safely and professionally execute our job to perform Endo business safely and responsibilities. Violence in the workplace successfully will not be tolerated. • Selling, purchasing, possessing or using Endo will strive to act in an environmentally any illegal drug on Endo property or while responsible way. All employees are conducting Endo business is prohibited responsible for compliance with applicable legal and regulatory requirements on • Do not engage in violent or physically environment matters. threatening conduct while taking part in any work-related activity • It is prohibited to possess firearms, weapons, fireworks or explosives on or near areas of Company property • Comply with all applicable environmental laws and report any environment incidents • Take appropriate measures to reduce or eliminate the creation of waste and conserve resources 30 Our Code of Conduct

Supporting the Community

Endo is committed to supporting initiatives that improve our communities, provide better access to care for patients and improve treatment outcomes. We support appropriate education for healthcare professionals and research that will advance scientific knowledge about our products and develop new products.

Our grants, donations and charitable contributions take the form of healthcare partnerships, community partnerships and disaster relief, as well as support for non-profits and global initiatives. We fund high-quality educationally-appropriate and timely medical education. Endo-supported education must provide fair, balanced and independent content to healthcare professionals and be delivered in accordance with applicable local law and relevant industry standards.

The Endo Way

- Support non-profit organizations that facilitate involvement with and assistance to our local communities
- Support disaster relief as well as non-profit and global initiatives in a manner that is consistent with our mission and policies
- Foster partnerships through the support of local or regional public health policy efforts to protect and improve the quality of care for patients
- Support medical education and clinical training to help advance improvements in patient care in Endo's areas of therapeutic interest consistent with industry standards and Company policies
- Support independent investigator sponsored research that may advance clinical care, medical and scientific knowledge about our products and lead to new medical therapies consistent with industry standards and Company policy

One of the physicians in my region has been telling me that he would like the opportunity to conduct an investigator sponsored study with one of our products. He doesn't know what that could be and he asked me to find out what the company has been looking into and might be inclined to approve. As a sales person, I am aware of our brand team's strategy and could easily give him some ideas. Should I do it?

No. Investigator sponsored research should be based on ideas originated by the investigator him/herself and in your role as a salesperson, your responsibility is only to direct the physician to an approved Endo grants portal for information.

Can an Endo employee provide input on the content of a Continuing Medical Education ("CME") event or program funded by an Endo grant?

No. All CME activities funded through Endo grants are independent and must not be influenced by Endo in any way.

Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 31

Our Company and Our Shareholders We are responsible for conducting our operations in the best interest of our Company and making ethical business decisions that create value for shareholders.

Our Company and Our Shareholders Endo will operate in the best interests of the Company and our shareholders, ü The Endo Way be forthright about our operations and • Avoid conflicts of interest performance and exercise care in the use and protection of our assets and resources. • Do not disclose inside information and never trade public securities based on inside information • Protect patents, trademarks, trade secrets and other intellectual property and safeguard confidential information • Respect privacy and appropriately safeguard personal information, including personal health information • Maintain and retain accurate books and records consistent with applicable law and Company policy • Maintain an effective system of controls over financial reporting • Use Company resources and systems appropriately Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 33

Conflicts of Interest ü The Endo Way Nothing you do in your professional life or during your free time should conflict with • Disclose to your manager, legal contact your responsibilities to Endo. A conflict or compliance leader outside activities of interest arises when the prospect of and employment relationships, financial personal gain may improperly influence interests or relationships that may your ability to conduct Endo’s business. present an actual or potential conflict Examples may include using your position • Obtain approval from your legal contact for personal gain, outside employment or compliance leader before accepting interfering or competing with your Endo an officer or director position with an employment, referral of Endo business outside business or serving on a non- to a firm with which you have a personal profit board relationship or soliciting or receiving • Do not seek or accept, directly or gratuities from suppliers or vendors. indirectly, any payments, fees, loans Endo deals with suppliers and others doing or services from any person or firm as business with us in a fair and objective a condition for their doing business manner without favor or preference. A with Endo conflict of interest or potential conflict of • Do not seek or solicit any gifts, interest may often be resolved or avoided if entertainment or benefits from those disclosed and approved. In other instances, doing business or seeking to do business disclosure may not be sufficient. It is with Endo important that you use available resources to discuss and resolve any potential • Do not accept gifts, entertainment or conflicts of interest. benefits greater than modest value by local standards from those doing business or seeking to do business with My neighbor who is a close personal friend owns a company that Endo and avoid any perception of a supplies certain materials to Endo. Is this a conflict of interest? potential conflict of interest Although not explicitly prohibited, it would be appropriate to • Do not use or misuse Endo resources, disclose this to your manager. If appropriate, your manager will work intellectual property or facilities for with the Legal Department and your compliance leader to find the personal gain best solution. In no way should you try to influence our business with your friend’s company. • Do not allow personal relationships to conflict with your Endo responsibilities How do I understand if an offer of a meal or entertainment from • Avoid hiring, promoting or directly a supplier is appropriate? I did not solicit the invitation, which I supervising a family member or know would be impermissible. close friend You may accept infrequent and occasional meals and entertainment if the supplier attends and the costs are modest by local custom. Ordinary business meals and attendance at local sporting events are generally acceptable. An invitation to an out of town or a premium event would not be appropriate. Even a gift of modest value could create an appearance of a conflict of interest, such as if the supplier may be bidding on Endo business. If in doubt, discuss the issue with your business compliance leader or manager. It is always preferable to pay the fair market value of a meal or ticket to avoid any potential appearance of a conflict of interest. 34 Our Code of Conduct

Insider Trading ü The Endo Way Many countries have laws regarding insider trading. As an Endo employee, you may • Adhere to Endo’s Insider Trading Policy learn of inside information—information • Never purchase or sell or direct anyone that is not known to the general public and else to purchase or sell any type of that an average investor might consider security while you are aware of inside important when deciding whether to buy, information about Endo or any other sell or hold securities. You may not disclose company this information to others. No Endo • Be familiar with Endo’s “restricted employee may engage in any transaction in periods” and whether you are “restricted Endo or another company’s securities while personnel,” subject to a restrictive he or she is aware of inside information. trading period due to a heightened risk of Illustrative examples of potentially inside you possessing inside information information are information about a • Do not directly or indirectly disclose potential business acquisition, internal (“tip”) inside information to anyone, information about revenues, earnings or including family members and friends, other aspects of financial performance that even if you do not intend for the tipee have not yet been publicly disclosed or that to use the information to buy or sell depart from what the market would expect securities based upon prior disclosures, important business developments (including research • Contact our Chief Financial Officer and development results, regulatory or Chief Legal Officer if you have any approvals or non-approvals of one of our questions products), the acquisition or loss of a major customer or an important transaction. I recently learned that Endo Certain employees, known as “restricted is actively negotiating a joint personnel” under our Insider Trading Policy, venture with a publicly-traded are more likely to have inside information company that I have been and are prohibited from trading in any researching as a potential securities during “restricted periods.” investment. May I still purchase A “restricted period” generally begins stock in this company? two weeks prior to the end of each fiscal quarter or year and ends when the market No. Trading on material non- opens on the third day after earnings are public information is illegal. The released for each fiscal quarter or year. prohibition applies to trading in the stock of Endo or the other company, even if you have an unrelated reason for trading the stock. Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 35

Intellectual Property and The Endo Way Confidential Information ü Some of our most valued assets are our • Identify and protect Endo intellectual property and confidential intellectual property information. Protecting these assets • Respect valid patents, copyright is critical to our growth. This includes materials and the intellectual property our patents, trade secrets, trademarks, rights of others copyrights, know-how, data, processes, • Consult with Endo’s Intellectual Property experience, customer information and legal counsel before soliciting, accepting technical and business knowledge. A or using confidential information few examples are sales and marketing or disclosing Endo’s confidential databases, marketing information or permitting use of our strategies and plans, pricing information, intellectual property manufacturing techniques and research • Understand your responsibilities and technical data. regarding new inventions and ideas that Every Endo employee must protect our you develop as an Endo employee intellectual property and maintain the • Do not discuss confidential information secrecy of our confidential information. in public places Even after employees leave Endo, they • Do not use confidential information must continue to respect our intellectual or intellectual property from other property and not disclose confidential or companies or persons, unless Endo has proprietary information. Unauthorized use the legal right to such use of the intellectual property or confidential information of others is also prohibited. I overheard Endo employees discussing company business on a train. What should I do? If you believe the information is sensitive or confidential, advise the parties they can be overheard and contact the Legal Department. Every Endo employee has a responsibility to protect confidential and proprietary information from inappropriate use or disclosure. 36 Our Code of Conduct

Privacy ü The Endo Way One of our Changes in healthcare will increasingly vendors who require us as well as our customers to • Avoid collecting, using or accessing handles personal utilize personal information. As a global personal information unless you have information on our company, our strategy and daily operations a legitimate business purpose and are behalf mentioned necessitate the collection, use and, at authorized to obtain the information that they had a times, sharing of personal information • Collect the minimum necessary security problem about patients as well as our customers, information and whenever possible do with one of their shareholders and employees. not collect information that identifies a data systems that Many countries in which Endo operates specific person includes personal have laws that govern how we treat • Do not share personal information with information. What personal information. Before engaging unauthorized individuals or entities should I do? a vendor or other third party to assist • Respect the privacy preferences of Report this to the with any handling or sharing of personal individuals about how their personal Ethics Hotline information, particularly personal information may be used immediately. Endo information of patients, make sure to will assess whether consult with Legal so that the appropriate • Third parties and agents to whom there may have safeguards can be put in place to comply we legitimately disclose personal been a security with privacy laws in the United States and information should have policies and breach involving abroad. Always follow Endo’s policies and appropriate safeguards in place personal information processes for sharing personal information • Take steps to reasonably ensure that and determine of employees, patients or others, and pay personal information—particularly an appropriate particular attention to policies regarding sensitive personal information such as response based on sharing that information with Endo’s health information—is appropriately this assessment. subsidiaries that operate outside the secured in accordance with Company Prior to initiating a United States. Respect for the privacy policies and applicable laws relationship with a of personal information earns the trust vendor who handles • In the event of an actual or potential loss and confidence of patients, customers, personal information or unauthorized disclosure of personal shareholders and employees and we are on our behalf, steps information, immediately report the committed to adhering to applicable should be taken incident to the Ethics Hotline privacy laws worldwide. to confirm that • Comply with all Company policies and appropriate policies guidance documents regarding personal and safeguards are information and information security, as in place. well as those related to use of Company resources and Company records and information management Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 37

Financial Integrity Use of Company Systems My manager asked To fulfill our commitment to our and Resources me to ship my shareholders, the public and government distributors double Each of us is entrusted with the proper agencies, our books and records must the amount of use of Company systems and resources. fairly represent in all material respects products typically Although the incidental and occasional the financial condition, operational results sold to boost our personal use of our systems subject to and cash flows of the Company. Endo quarterly sales certain restrictions is permitted, these employees are responsible for being aware figures. What systems and resources should be used of and adhering to our system of internal should I do? for legitimate business purposes. Except financial controls and Company policies. where required by local law, the privacy of Do not compromise information stored on or sent to or from your integrity. Our internal controls are designed to Company systems is not guaranteed. Endo The practice of provide reasonable assurance regarding may inspect your files or other information knowingly selling the effectiveness and efficiency of our contained on its servers or other property, more products than operations, the reliability of our financial including devices, at any time and without your distributors reporting, and our compliance with prior notice. can sell is illegal. applicable laws and regulations. You should Raise this issue always assist in taking corrective actions with your finance or in the case of a control failure, reporting ü The Endo Way compliance leader any policies or procedures that are not or your legal contact. being followed and identifying any control • Do not use any Endo system or device to You may also contact weaknesses. send or access inappropriate, harassing, the Ethics Hotline. discriminatory, sexually explicit or defamatory material ü The Endo Way • Safeguard your system passwords and • Prepare and maintain accurate and do not share them except for a valid complete Company records business reason (such as technical support) after which they should be • Only sign records you believe to be changed accurate and complete after appropriate review • Do not record communications without proper authorization and only as • Financial transactions must be otherwise permitted under local law appropriately authorized, be recorded in the accounting period in which they • Do not leave Endo computers or devices were incurred and be in the appropriate unattended in places where they could accounts with supporting documentation be accessed or misused by unauthorized persons • Be transparent and do not withhold information from our independent or • Treat all computer data as confidential internal auditors • Never falsify records, misrepresent facts or circumvent our controls • Always exercise great care when handling financial transactions and reporting for the Company to ensure the accuracy of Company accounts, and to protect the security of Company funds 38 Our Code of Conduct

Company Records and The Endo Way Can I check my Information Management ü personal email from • Be knowledgeable of how Company Endo employees must accurately create, work? maintain, store and, when appropriate records management policies apply to Generally, you may and in compliance with policy, destroy your job responsibilities check your personal Company records in a manner that protects • Retain records for the time period email or access the integrity of the information. Effective specified by applicable laws, Company the internet using records management facilitates sound policies and retention schedules Company systems decision-making, promotes operational • If you receive a “Hold Order,” take special for limited personal efficiency and is integral to addressing our care to retain all documents or other purposes. You are legal, financial, regulatory and contractual records relevant to the “Hold Order” still subject to obligations. • Comply with all Endo policies and Company policies. As Company records are viewed broadly guidance documents regarding records an example, it would and include records in all mediums such management, including Company be inappropriate to as paper (including handwritten notes), policies and procedures regarding access or download audio or video recordings and computer- information security inappropriate based information, including emails and content from the electronic files. You should comply with • Timely complete all training internet, such as Company records management policies requirements concerning Company sexually explicit, and retention schedules. Requests by third records, information management, discriminatory or parties (such as governmental agencies), data integrity, privacy and information otherwise disruptive lawsuits or other inquiries may necessitate security or offensive material. the need to hold records beyond normal • Never conceal, alter or destroy records Personal use of retention schedules. It is Endo policy to relating to an imminent or ongoing Company systems preserve any records relevant to a “Legal investigation, lawsuit or inquiry should be occasional Hold” or any other “Hold Order” issued. and not impact your • Never leave Company documents job performance. unattended in public places and report Endo may monitor any accidental loss or destruction of and inspect your documents internet usage at any time. Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 39

Corporate Affairs and Investor The Endo Way and Media Relations ü Endo is committed to delivering accurate, • Do not provide any information about reliable, timely and fact based information Endo or its businesses to outside to financial analysts, investors, the media sources, including the media, financial and members of the public. To facilitate analysts, governmental officials, the appropriate provision of information, attorneys or their representatives outside inquiries related to Endo or our without appropriate authorization business units should be directed to • If you are asked for information about Corporate Affairs. If an Endo employee current or former employees, refer the is contacted by a representative of a request to Human Resources government agency, an attorney or a • If contacted by a government agency representative of an attorney seeking an related to an inquiry, politely inform interview or making a non-routine request the government representative that for documents, the Legal Department as a matter of Company policy you should be contacted immediately. Endo are required to refrain from providing employees should not make statements to information until you have contacted the the media about the Company’s business Legal Department without appropriate authorization. Any media inquiries should be immediately sent to Corporate Affairs. I have been asked to speak at a conference about my areas of expertise at Endo. Can I do this? Invitations to speak on your area of expertise as a representative of the Company should not be accepted without prior approval from your manager and the Corporate Affairs Department. In the event that your presentation may reveal confidential information or impact our ability to protect our intellectual property, you should consult with the Legal Department. 40 Our Code of Conduct

Compliance at Endo Acting with Respect, Trust and Integrity— Everyone’s Business and the Endo Way.

Compliance at Endo Our Compliance Program ü The Endo Way The Compliance and Business Practices Department oversees our Company’s • Oversight by our Board of Directors compliance program which is founded on through a compliance sub-committee Ethics Hotline our Company’s values and its commitment that receives at least quarterly updates to ethics and compliance. The Department on Endo’s compliance program 800-305-1563 maintains an effective company-wide Visit • Our Chief Compliance Officer reports www.endo.ethicspoint.com compliance program by establishing clear directly to our Chief Executive Officer to report a concern rules of business conduct, educating and and may also report compliance matters or access toll-free training our employees and conducting directly to the Board of Directors international numbers ongoing monitoring to maintain a program • Our Global and U.S. Compliance that is operating as intended and to Committees, both of which are enhance its effectiveness. comprised of members of the Executive The Department also strives to Leadership Team and other senior establish relationships founded on trust, leaders, oversee, assess and enhance collaboration and mutual respect that are our compliance program and supports the basis for a proactive and sustainable Endo’s strategic approach to compliance approach to ethics and compliance. both in the U.S. branded pharmaceuticals business and throughout all of Endo’s businesses worldwide Where can I get further information on Endo’s • Operate in accordance with written Compliance Program? standards, such as this Code of Conduct and business unit compliance policies Further information is available at the Corporate Compliance and Business • Promote and support ongoing education Practices Department’s intranet site and training of our employees on this at http://at.endo.com/ourbusiness/ Code, Company policies and applicable departments/corpcompliance/ laws Pages/Default.aspx. This site • Oversee the monitoring and auditing of contains contact information for our compliance with Company policies your business compliance leaders and procedures and information about Company • Conduct fair, objective and timely compliance policies and procedures investigations of potential compliance as well as educational and training violations efforts. • Respond appropriately to violations and adopt corrective and preventative measures, where appropriate 42 Our Code of Conduct

Acting with ü The Endo Way Respect, Trust and Integrity • Act with honesty, fairness, integrity and personal accountability to protect our reputation The Endo Way • Never compromise your integrity for the sake of “making the numbers” or due to pressure from a supervisor • Respect fellow staff, government officials, business partners, competitors, customers and patients • Know and follow the rules and seek guidance • Sustain a culture where ethical conduct is expected, recognized and valued • Report known or suspected violations of this Code • Cooperate with investigations—always be forthcoming and tell the truth • No form of retaliation or intimidation against an employee who makes a good-faith report of a suspected violation or participates in good faith in any investigation of a suspected violation will be tolerated Ethics Hotline: 800-305-1563 | www.endo.ethicspoint.com 43

Endo www.endo.com ENG-AUG2018